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         LEO HINDERY SUCCEEDS BOB ANNUNZIATA AS CEO OF GLOBAL CROSSING
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           GLOBAL CROSSING PLANS TO ISSUE GLOBALCENTER TRACKING STOCK

  HAMILTON, BERMUDA, March 2, 2000 -- Global Crossing Ltd. (Nasdaq: GBLX) announced today that Leo Hindery has succeeded Bob Annunziata as Chief Executive Officer. Annunziata will continue as a director of Global Crossing.

  Hindery will also continue to serve as Chief Executive Officer of GlobalCenter Inc., the Global Crossing subsidiary that provides complex web hosting and Internet infrastructure services. Global Crossing plans to create a tracking stock for GlobalCenter, which will continue to complement Global Crossing's worldwide operations.

  Gary Winnick, Global Crossing Founder and Chairman, said, "We deeply appreciate all that Bob Annunziata has done to help build Global Crossing over the past year. With our unparalleled global IP network now nearly completed, we are focusing on maximizing the value of our unique broadband and Internet assets while ramping up delivery of value-added services to customers throughout the world. Leo Hindery is the ideal executive to help Global Crossing realize its full potential. Leo knows how to run large companies, he has current Internet experience and he has a proven record of creating shareholder value. At TCI, he reshaped the company and the cable industry, creating $50 billion in value for its shareholders."

  Bob Annunziata said, "My passion is taking small companies and growing them into large companies. In the past year, Global Crossing has accomplished what I thought would take 3-4 years to achieve. We've grown from 150 employees to over 14,000 employees including pending acquisitions, produced annualized revenues of $4 billion, enlarged our network presence to include North America, Europe and Asia, and expanded our product offerings beyond bandwidth to provide our customers a full range of Internet, data and voice services. This is now a major global enterprise with extraordinary opportunities. My long-time friend Leo Hindery is the right person to lead Global Crossing in the next phase of its development, and I look forward to continuing to participate in the Company's success as both a director and a shareholder."

  Leo Hindery said, "Global Crossing has successfully built a unique global network at record speed. Now we have to make it deliver results for our customers and shareholders. I look forward to working with the company's strong management team to take full advantage of Global Crossing's historic market opportunity to provide global connectivity and a broad range of valuable Internet and other services to our customers. At the same time, we have a strong
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management team in place at GlobalCenter led by exceptional co-COOs, reporting to me, who run day-to-day operations."

  Global Crossing also said it has begun to streamline its reporting structure and has eliminated the vice chairman titles previously held by Joe Clayton and Jack Scanlon. Clayton will continue to head the Americas region and Scanlon will become vice chairman of Asia Global Crossing.

  Before joining Global Crossing late last year, Hindery was President and CEO of AT&T Broadband & Internet Services, the business unit responsible for all of AT&T's domestic local telephony, video and Internet operations. He was previously President and CEO of Tele-Communications, Inc. (TCI) before its acquisition by AT&T. While President and CEO of TCI, he was also CEO of TCI's two tracking stock entities, Liberty Media and TCI Ventures.

  Before joining TCI in March 1997, Hindery was Managing General Partner of InterMedia Partners, which he founded in 1988 and built into the nation's ninth largest cable company. Before launching InterMedia, Hindery was Chief Officer for Planning and Finance of The Chronicle Publishing Company.

   Hindery is a director of Adauction.com, Inc.; Sybase, Inc.; Tanning Technology Corp.; and TD Waterhouse Group, Inc. He is a member of the Stanford Business School Advisory Council, a trustee of Hampton University, and a director of the Daniels Fund. He received his M.B.A. degree with honors from Stanford University Graduate School of Business and his undergraduate degree with honors from Seattle University.

About Global Crossing

Global Crossing Ltd. is building and offering services over the world's first global fiber-optic network with 97,200 announced route miles, serving five continents, 24 countries and more than 200 major cities. The Global Crossing Network and its telecommunications and Internet product offerings will be available to over 80% of the world's international communications traffic. Global Crossing's subsidiary, GlobalCenter Inc., is a leading Internet services company and provides customers with the Internet infrastructure and complex web hosting necessary to manage sophisticated online enterprises on a global basis. Among its customers are some of the largest and most densely trafficked sites on the Web, including Yahoo!, The Motley Fool, Ziff Davis, MP3.com and eToys. Global Crossing's operations are headquartered in Hamilton, Bermuda, with principal offices in Los Angeles; London; Morristown, NJ; Rochester, NY; and Miami, FL. Visit Global Crossing at www.globalcrossing.com.
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Forward Looking Statements
--------------------------

Statements made in this press release that state the Company's or management's intentions, beliefs, expectations, or predictions for the future are forward-looking statements. Such forward-looking statements are subject to a number of risks, assumptions and uncertainties that could cause the Company's actual results to differ materially from those projected in such forward-looking statements. These risks, assumptions and uncertainties include the ability to complete systems within currently estimated time frames and budgets; the ability to compete effectively in a rapidly evolving and price competitive marketplace; changes in the nature of telecommunications regulation in the United States and other countries; changes in business strategy; the successful integration of newly-acquired businesses; the impact of technological change; and other risks referenced from time to time in the Company's filings with the Securities and Exchange Commission.

Investor contacts:
Jerry Leshne
310/385-3838
investors@globalcrossing.com
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Jensen Chow
310/385-5283
investors@globalcrossing.com
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Press contacts:
George Sard/Kim Polan
212/687-8080
gsard@sardverb.com or kpolan@sardverb.com
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Tom Goff
310/385-5231
tgoff@globalcrossing.com
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